UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 10, 2015

Keryx Biopharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30929	13-4087132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Lexington Avenue

New York, New York 10022

(Address of Principal Executive Offices)

(212) 531-5965

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    On March 10, 2015, the Board of Directors (the “Board”) of Keryx Biopharmaceuticals, Inc. (“Keryx” or the “Company”) appointed Greg Madison, the Company’s President and Chief Operating Officer and incoming Chief Executive Officer, to the Board. Mr. Madison will serve as a director until his term expires at the 2015 annual meeting of stockholders, at which time he will stand for election by the Company’s stockholders. The Board announced Mr. Madison’s appointment via press release on March 10, 2015. A copy of the press release is being filed as Exhibit 99.1 and incorporated in this Item by reference.

(e)    On March 10, 2015, the Compensation Committee (the “Committee”) approved a new Employment Agreement for Greg Madison, Keryx’s current President and Chief Operating Officer, dated as of March 10, 2015 (the “Madison Employment Agreement”), pursuant to which Mr. Madison will assume the role of the Company’s Chief Executive Officer.

Under the Madison Employment Agreement, Mr. Madison’s base salary will be equal to $525,000 per year, subject to increases by the Committee at any time in its sole discretion. Mr. Madison’s base salary may be reduced only in connection with a proportionate reduction of compensation applicable to all other executive officers. Mr. Madison is also eligible to receive an annual discretionary bonus, not to exceed 60% of his base salary, if certain performance goals are met in the discretion of the Committee.

On the date that his appointment as Chief Executive Officer takes effect, Mr. Madison will be granted 550,000 shares of restricted Company common stock (the “Stock Grant”). The Stock Grant will vest upon the achievement of certain performance-based milestones, and is conditioned upon Mr. Madison’s continued employment.

Under the Madison Employment Agreement, Mr. Madison will be entitled to cash severance payments if the Company terminates his employment without cause (as defined in the Madison Employment Agreement) or if Mr. Madison resigns his employment for good reason (as defined in the Madison Employment Agreement).

Item 9.01	Financial Statements And Exhibits.

(d)	Exhibits.

99.1	Press Release of Keryx Biopharmaceuticals, Inc., dated March 10, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keryx Biopharmaceuticals, Inc.
(Registrant)

Date: March 10, 2015

	By:	/s/ James F. Oliviero
James F. Oliviero
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release of Keryx Biopharmaceuticals, Inc., dated March 10, 2015.